Exhibit 99

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com
Date: October 21, 2010

For Release: Immediately
Refer to:	(317) 276-5795 – Mark E. Taylor (Media)
(317) 655-6874 – Philip Johnson (Investors)
Lilly Reports Third-Quarter 2010 Results
•	Total revenue growth of 2 percent driven by higher demand in international markets

•	Animal Health revenue increased 12 percent

•	Q3 earnings per share grew to $1.18 (reported), or $1.21 (non-GAAP)

•	Cost reduction initiatives continued to advance across business areas

•	2010 earnings per share guidance range raised to $4.55 — $4.65 (reported), or $4.65 - $4.75 (non-GAAP)
Eli Lilly and Company (NYSE: LLY) today announced financial results for the third quarter of 2010.

	Third Quarter
$ in millions, except per share data	2010	2009	% Growth
Total Revenue – Reported	$5,654.8	$5,562.0	2%
Net Income – Reported	1,302.9	941.8	38%
EPS – Reported	1.18	.86	37%

Net Income – non-GAAP	1,341.4	1,311.8	2%
EPS – non-GAAP	1.21	1.20	1%
Financial results for 2010 and 2009 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP results exclude the items described in the reconciliation tables. The non-GAAP results are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2010 financial guidance is also being provided on both a reported and a non-GAAP basis.

“Lilly delivered solid financial results in the third quarter, highlighted by international revenue growth and the impact of ongoing cost containment initiatives,” said John C. Lechleiter Ph.D., Lilly’s chairman and chief executive officer. “Japan performed particularly well in the quarter, growing revenue by 27 percent, driven by recent product launches. Strong performance was also seen in key emerging market countries, including China. Based upon our strong worldwide year-to-date results and lower estimates of the impact of U.S. health care reform, we have once again raised our earnings guidance for the year.”
Lechleiter continued, “Although we are disappointed by recent pipeline setbacks, we remain committed to our strategy of accelerating the flow of innovative new medicines that provide improved outcomes for individual patients. We believe that this strategy, while not without risk, will provide the greatest value to our shareholders and the patients we serve.”
Key Events Over the Last Three Months
•	The U.S. Food and Drug Administration (FDA) issued a complete response letter regarding the New Drug Application (NDA) for BydureonTM. In the complete response letter, the FDA requested a thorough QT (tQT) study with exposures of exenatide higher than typical therapeutic levels of Bydureon. Additionally, the FDA has now requested the results of the DURATION-5 study to evaluate the efficacy, and the labeling of the safety and effectiveness, of the commercial formulation of Bydureon. The company, along with its partners Amylin Pharmaceuticals, Inc. and Alkermes, Inc., have set a goal to submit their reply to the complete response letter by the end of 2011, pending discussions with the FDA. Based on the requirements for additional data, this will likely be considered a Class 2 resubmission requiring a six-month review.

•	The company and its partner, MacroGenics, Inc., announced that an independent Data Monitoring Committee (DMC) completed a planned analysis of one-year safety and efficacy data of the Protégé Phase 3 clinical trial of teplizumab, an investigational biologic under development for the treatment of individuals with recent-onset type 1 diabetes. The DMC concluded that the primary efficacy endpoint of the study, a composite of a patient’s total daily insulin usage and HbA1c level at 12 months, was not met. The DMC, noting that all administration of experimental drug had been completed, commented that appropriate safety monitoring is warranted. No unanticipated safety issues were identified in the DMC’s review. The companies have decided to suspend further enrollment and dosing of patients in two other ongoing clinical trials of teplizumab in type 1 diabetes and are currently evaluating the next steps for teplizumab.
•	The U.S. Court of Appeals for the Federal Circuit upheld a prior ruling by the U.S. District Court for the Eastern District of Michigan that the method-of-use patent for Gemzar® is invalid. The company has asked for reconsideration of this decision by the Federal Circuit court. The court’s decision did not allow for the immediate entry of generic gemcitabine in the U.S. market. Supported by the compound patent, the company expects to maintain U.S. market exclusivity for Gemzar until November 15, 2010.

•	The U.S. District Court for the District of New Jersey ruled that the method-of-use patent for Strattera® is invalid. The patent had been set to expire in May of 2017. The company is currently appealing this decision to the U.S. Court of Appeals for the Federal Circuit, with a hearing scheduled on December 9, 2010. The Appeals Court has granted an injunction that prevents the launch of generic atomoxetine until a ruling is rendered.

•	The company halted development of semagacestat, a gamma secretase inhibitor being studied as a potential treatment for Alzheimer’s disease, because preliminary results from two ongoing long-term Phase III studies showed the compound did not slow disease progression and was associated with worsening of clinical measures of cognition and the ability to perform activities of daily living.

•	The FDA Anesthetic and Life Support Drugs Advisory Committee voted 8-6 in favor of expanding the pain indications for Cymbalta® to a broader population that will be further defined by the FDA, if approved.

•	The U.S. Court of Appeals for the Federal Circuit affirmed a prior ruling by the U.S. District Court for the Southern District of Indiana that the company’s method-of-use patents for Evista® are valid. These patents provide protection for Evista in the U.S. through March of 2014.

•	The U.S. Court of Appeals for the Second Circuit agreed with the company’s position that a class should not have been certified in a pending third-party payor suit, in which unions and insurers who act as third-party payors alleged that they overpaid for Zyprexa® prescriptions. The court also agreed with the company that plaintiffs’ overpricing claims should not go forward.

Third-Quarter Reported Results
In the third quarter of 2010, worldwide total revenue was $5.655 billion, an increase of 2 percent compared with the third quarter of 2009. This 2 percent revenue growth was comprised of an increase of 3 percent due to higher prices, offset by a 1 percent decrease due to the impact of foreign exchange rates, while volume was essentially flat. Total revenue in the U.S. was essentially flat at $3.150 billion, due to higher prices, offset by decreased volume due primarily to wholesaler buying patterns. Total revenue outside the U.S. increased 4 percent to $2.504 billion due to increased demand, partially offset by the negative impact of foreign exchange rates and, to a lesser extent, lower prices. Third-quarter 2010 total revenue would have been reduced by approximately $65 million due to the impact of U.S. health care reform, but was only reduced by approximately $25 million, due primarily to the issuance of guidelines that clarified the implementation of certain aspects of health care reform legislation, resulting in a reduction of a prior accrual.
Gross margin increased 3 percent in the third quarter of 2010. Gross margin as a percent of total revenue was 82.5 percent, reflecting an increase of 1.4 percentage points compared with the third quarter of 2009, driven primarily by manufacturing productivity improvements and increased prices.
Marketing, selling and administrative expenses were essentially flat at $1.695 billion. Higher marketing and selling expenses outside the U.S. were offset by lower administrative expenses and company-wide cost containment efforts. Research and development expenses were $1.220 billion, or 22 percent of total revenue. Compared with the third quarter of 2009, research and development expenses grew 9 percent due primarily to a charge of approximately $80 million related to the termination of the development of semagacestat, and increased costs of late-stage clinical trials. Total operating expense, defined as the sum of research and development, marketing, selling and administrative expenses, increased 3 percent compared with the third quarter of 2009.
In the third quarter of 2010, the company recognized a charge of $59.5 million for restructuring primarily related to severance and other related costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In the third quarter of 2009, the company recognized asset impairments, restructuring and other special charges of $549.8 million, primarily related to the sale of the Tippecanoe manufacturing site to Evonik Industries, and a special pretax charge related to Zyprexa litigation.

Operating income in the third quarter of 2010 increased 49 percent to $1.693 billion, compared to the third quarter of 2009, due primarily to lower asset impairments, restructuring and other special charges.
Other income (expense) improved $45.2 million, to a net expense of $21.7 million, primarily due to an insurance recovery in the third quarter of 2010 associated with the theft of product at the company’s Enfield distribution center in March 2010, as well as lower net interest expense.
The effective tax rate was 22 percent in the third quarter of 2010, compared with an effective tax rate of 11.9 percent in the third quarter of 2009. The effective tax rate for 2010 reflects the expiration of the R&D tax credit in the U.S. The 2009 effective tax rate benefitted primarily from the deductibility of the asset impairment and restructuring charges in the third quarter of 2009 associated with the sale of the Tippecanoe site.
Net income and earnings per share increased to $1.303 billion and $1.18, respectively, compared with third-quarter 2009 net income of $941.8 million and earnings per share of $.86.
Third-Quarter non-GAAP Results
Operating income increased 4 percent to $1.753 billion, due to increased gross margin, partially offset by increased research and development expenses. The effective tax rate was 22.5 percent, up from 19.0 percent in the third quarter of 2009. The effective tax rate for 2010 reflects the expiration of the R&D tax credit in the U.S. The effective tax rate in the third quarter of 2009 reflected a benefit for a cumulative adjustment in the forecasted effective tax rate for the year. Net income increased 2 percent to $1.341 billion, while earnings per share increased 1 percent to $1.21. Excluding the impact of changes in foreign exchange rates, operating income and earnings per share would have increased approximately 7 percent and 5 percent, respectively.
For purposes of non-GAAP reporting, items totaling $.03 and $.34 per share for the third quarters of 2010 and 2009, respectively, have been excluded. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

	Third Quarter
	2010	2009	% Growth
Earnings per share (reported)	$1.18	$.86	37%
Charges related to Zyprexa litigation	—	.07
Asset impairments and restructuring charges	.03	.26

Earnings per share (non-GAAP)	$1.21	$1.20	1%

Numbers in the 2009 third quarter column do not add due to rounding
Year-to-Date Results
For the first nine months of 2010, worldwide total revenue increased 6 percent to $16.889 billion, compared with the same period in 2009. Reported net income and earnings per share were $3.900 billion and $3.53, respectively. Net income and earnings per share, on a non-GAAP basis, were $4.006 billion and $3.63, respectively.
For purposes of non-GAAP reporting, items totaling $.10 per share and $.40 per share for the first nine months of 2010 and 2009, respectively, have been excluded. For further detail, see the reconciliation below as well as the footnotes to the non-GAAP income statement later in this press release.

	Year-to-date
	2010	2009	% Growth
Earnings per share (reported)	$3.53	$3.11	14%
Charges related to Zyprexa litigation	—	.13
In-process research and development charge associated with Acrux licensing agreement	.03	—
Asset impairment and restructuring charges	.07	.26

Earnings per share (non-GAAP)	$3.63	$3.51	3%

Numbers in the 2009 third quarter column do not add due to rounding

Revenue Highlights

			% Change			% Change
	Third Quarter		Over/(Under)	Year-to-Date		Over/(Under)
(Dollars in millions)	2010	2009	2009	2010	2009	2009
Zyprexa	$1,212.7	$1,223.0	(1)%	$3,690.6	$3,549.2	4%
Cymbalta	825.3	790.2	4%	2,496.2	2,243.9	11%
Alimta®	560.3	461.9	21%	1,639.5	1,182.5	39%
Humalog®	494.0	500.2	(1)%	1,505.1	1,428.2	5%
Cialis®	406.5	397.2	2%	1,233.5	1,119.6	10%
Gemzar	324.6	331.8	(2)%	905.8	1,052.8	(14)%
Humulin	278.0	260.4	7%	801.0	749.1	7%
Evista	256.8	259.5	(1)%	757.9	767.7	(1)%
Forteo®	199.7	213.1	(6)%	603.8	603.9	(0)%
Strattera	127.9	145.5	(12)%	421.3	447.2	(6)%
Animal Health	353.2	314.6	12%	967.0	854.0	13%
Total Revenue	$5,654.8	$5,562.0	2%	$16,889.0	$15,901.8	6%
Zyprexa
In the third quarter of 2010, Zyprexa sales totaled $1.213 billion, a decrease of 1 percent compared with the third quarter of 2009. U.S. sales of Zyprexa increased 6 percent to $604.6 million, driven by higher prices, partially offset by the impact of wholesaler buying patterns. Zyprexa sales in international markets decreased 7 percent, to $608.2 million, driven by the unfavorable impact of foreign exchange rates and lower prices.
Cymbalta
For the third quarter of 2010, Cymbalta generated $825.3 million in revenue, an increase of 4 percent compared with the third quarter of 2009. U.S. sales of Cymbalta decreased 1 percent, to $643.2 million, driven primarily by the impact of wholesaler buying patterns, partially offset by higher prices. Sales outside the U.S. were $162.8 million, an increase of 18 percent, primarily driven by higher demand resulting from recent launches in Japan and Canada. In addition, the company recognized $19.2 million of revenue associated with the reacquisition of duloxetine rights from Boehringer Ingelheim.

Alimta
For the third quarter of 2010, Alimta generated sales of $560.3 million, an increase of 21 percent compared with the third quarter of 2009. U.S. sales of Alimta increased 14 percent, to $245.5 million, due to increased demand and higher prices. Sales outside the U.S. increased 28 percent, to $314.8 million, driven by increased demand. Demand outside the U.S. was favorably impacted by the continued strong growth of the non-small cell lung cancer indication in Japan.
Humalog
For the third quarter of 2010, worldwide Humalog sales decreased 1 percent, to $494.0 million. Sales in the U.S. decreased 7 percent to $288.9 million, driven in part by the impact of wholesaler buying patterns. Sales outside the U.S. increased 8 percent to $205.1 million, primarily driven by higher demand.
Cialis
Cialis sales for the third quarter of 2010 increased 2 percent to $406.5 million. U.S. sales of Cialis were $153.5 million in the third quarter, a 3 percent decrease compared with the third quarter of 2009, driven primarily by the impact of wholesaler buying patterns, partially offset by higher prices. Sales of Cialis outside the U.S. increased 6 percent, to $253.0 million, driven by increased demand and higher prices, offset partially by the unfavorable impact of foreign exchange rates.
Gemzar
Gemzar sales totaled $324.6 million in the third quarter of 2010, a decrease of 2 percent from the third quarter of 2009. Sales in the U.S. increased 15 percent, to $219.7 million, due to higher prices and the favorable impact of wholesaler buying patterns. Sales outside the U.S. decreased 25 percent, to $104.9 million, due primarily to lower prices and demand as a result of generic competition in most major markets.
Humulin
Worldwide Humulin sales increased 7 percent in the third quarter of 2010, to $278.0 million. U.S. sales increased 14 percent to $120.7 million, driven by increased volume resulting from the new partnership with Walmart for Humulin® ReliOn® and, to a lesser extent, higher prices. Sales outside the U.S. increased 2 percent, to $157.3 million, driven by increased demand, partially offset by lower prices and the unfavorable impact of foreign exchange rates.

Evista
Evista sales were $256.8 million in the third quarter of 2010, a 1 percent decrease compared with the third quarter of 2009. U.S. sales of Evista decreased 5 percent to $166.4 million, as a result of decreased demand, partially offset by higher prices. Sales outside the U.S. increased 6 percent to $90.4 million, driven primarily by increased demand.
Forteo
Third-quarter sales of Forteo were $199.7 million, a 6 percent decrease compared with the third quarter of 2009. U.S. sales of Forteo decreased 12 percent to $118.7 million due to lower demand, partially offset by higher prices. Sales outside the U.S. increased 4 percent, to $81.0 million, due to higher prices and, to a lesser extent, increased demand, partially offset by the unfavorable impact of foreign exchange rates.
Strattera
During the third quarter of 2010, Strattera generated $127.9 million of sales, a decrease of 12 percent compared with the third quarter of 2009. U.S. sales decreased 20 percent to $85.1 million, due to lower demand, and to a lesser extent, lower net effective selling prices. Sales outside the U.S. increased 11 percent, to $42.8 million, driven by increased demand, partially offset by lower prices. Demand outside the U.S. was favorably impacted by continued strong demand in Japan.
Byetta®
Lilly recognizes in revenue its 50 percent share of Byetta’s gross margin in the U.S., 100 percent of Byetta sales outside the U.S., and its sales of Byetta pen delivery devices to its partner, Amylin Pharmaceuticals. For the third quarter of 2010, Lilly recognized total revenue of $102.7 million for Byetta, a decrease of 11 percent.
Worldwide sales of Byetta were $168.8 million in the third quarter of 2010, an 18 percent decrease compared with the third quarter of 2009, due to competitive pressures in the U.S. and German markets. U.S. sales of Byetta decreased 23 percent to $132.4 million compared with the third quarter of 2009, while sales of Byetta outside the U.S. grew 5 percent to $36.4 million.

Erbitux®
Lilly recognizes net royalties received from its Erbitux collaboration partners and revenue from manufactured product sold to these partners. For the third quarter of 2010, Lilly recognized total revenue of $95.4 million for Erbitux, a decrease of 6 percent.
Effient™
Worldwide Effient sales were $36.3 million in the third quarter of 2010, up from $22.9 million in the second quarter of 2010. U.S. Effient sales were $28.1 million. Sales outside the U.S. were $8.2 million.
Animal Health
Worldwide sales of animal health products in the third quarter of 2010 were $353.2 million, an increase of 12 percent compared with the third quarter of 2009. U.S. sales grew 12 percent, to $197.8 million, due primarily to increased sales of ComfortisTM. Sales outside the U.S. increased 13 percent, to $155.5 million, driven by increased demand.

2010 Financial Guidance
The company has raised its 2010 earnings guidance and now expects earnings per share to be in the range of $4.55 to $4.65 on a reported basis and $4.65 to $4.75 on a non-GAAP basis, excluding any potential fourth quarter restructuring charges primarily related to previously announced cost structure and global workforce reductions. This new guidance also does not include any potential charges related to the recent news on Bydureon and teplizumab. The company has also revised certain other elements of its full-year 2010 financial guidance.
2010 Earnings Per Share Expectations:

	2010	2009
	Expectations	Results	% Growth
Earnings per share (reported)	$4.55 to $4.65	$3.94	15% to 18%
Charges related to Zyprexa litigation	—	.13
Asset impairments and restructuring charges	.07	.29
In-process research and development charges associated with Acrux (2010) and Incyte (2009) licensing agreements	.03	.05

Earnings per share (non-GAAP)	$4.65 to $4.75	$4.42	5% to 7%

Numbers in the 2009 column do not add due to rounding.
The company now expects volume-driven revenue growth in the mid-single digits, driven primarily by Alimta, Cymbalta, Humalog, Cialis and Effient. For 2010, the company now expects that U.S. health care reform will reduce revenue by approximately $225 million to $275 million.
The company still anticipates that gross margin as a percent of revenue will be flat to increasing. Excluding the effect of foreign exchange rates on international inventories sold, the company still expects gross margin as a percent of revenue to increase.
Marketing, selling and administrative expenses are still projected to grow in the low-single digits while research and development expenses are still projected to grow in the low-double digits.
Other income is now expected to be a net expense of between $0 and $50.0 million. The tax rate is still expected to be approximately 23 percent, assuming extension of the R&D tax credit in the U.S. retroactive to January 1, 2010.

Cash flows are expected to be sufficient to fund capital expenditures now estimated to be approximately $700 million, as well as anticipated business development activity and the company’s dividend.
Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the third-quarter 2010 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website through November 19, 2010.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com; Lilly’s clinical trial registry is available at www.lillytrials.com.
F-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform; changes in tax law; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that affect the company’s business, please see the company’s latest Form 10-Q filed July 2010 and Form 10-K filed February 2010. The company undertakes no duty to update forward-looking statements.
#      #      #
Alimta® (pemetrexed, Lilly)
Bydureon™ (exenatide for extended-release injectable suspension, Amylin Pharmaceuticals)
Byetta® (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, Lilly)
ComfortisTM (Lilly)

Cymbalta® (duloxetine hydrochloride, Lilly)
EffientTM (prasugrel, Lilly)
Erbitux® (cetuximab, ImClone Systems, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)
Eli Lilly and Company Employment Information

	September 30, 2010	December 31, 2009
Worldwide Employees	38,850	40,360

Eli Lilly and Company
Operating Results (Unaudited) — REPORTED
(Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2010	2009	% Chg.	2010	2009	% Chg.
Total Revenue	$5,654.8	$5,562.0	2%	$16,889.0	$15,901.8	6%

Cost of sales	987.6	1,051.9	(6)%	3,134.0	2,815.7	11%
Research and development	1,219.8	1,122.1	9%	3,446.1	3,109.8	11%
Marketing, selling and administrative	1,694.9	1,701.8	(0)%	5,064.7	4,939.2	3%
Acquired in-process research and development	—	—	NM	50.0	—	NM
Asset impairments, restructuring and other special charges	59.5	549.8	(89)%	113.0	654.8	(83)%

Operating income	1,693.0	1,136.4	49%	5,081.2	4,382.3	16%

Net interest income (expense)	(30.9)	(44.0)		(104.4)	(149.7)
Net other income (expense)	9.2	(22.9)		138.8	(12.0)

Other income (expense)	(21.7)	(66.9)	(68)%	34.4	(161.7)	NM

Income before income taxes	1,671.3	1,069.5	56%	5,115.6	4,220.6	21%
Income taxes	368.4	127.7	NM	1,215.7	807.2	51%

Net income	$1,302.9	$941.8	38%	$3,899.9	$3,413.4	14%

Earnings per share – basic and diluted	$1.18	$.86	37%	$3.53	$3.11	14%

Dividends paid per share	$.49	$.49	0%	$1.47	$1.47	0%

Weighted-average shares outstanding (thousands) – basic	1,105,173	1,097,673		1,104,265	1,097,352
Weighted-average shares outstanding (thousands) – diluted	1,105,198	1,097,700		1,104,290	1,097,382

NM – not meaningful

Eli Lilly and Company
Operating Results (Unaudited) – Non-GAAP
(Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2010(a)	2009(b)	% Chg.	2010(a)	2009(b)	% Chg.
Total Revenue	$5,654.8	$5,562.0	2%	$16,889.0	$15,901.8	6%

Cost of sales	987.6	1,051.9	(6)%	3,134.0	2,815.7	11%
Research and development	1,219.8	1,122.1	9%	3,446.1	3,109.8	11%
Marketing, selling and administrative	1,694.9	1,701.8	(0)%	5,064.7	4,939.2	3%

Operating income	1,752.5	1,686.2	4%	5,244.2	5,037.1	4%

Net interest income (expense)	(30.9)	(44.0)		(104.4)	(149.7)
Net other income (expense)	9.2	(22.9)		138.8	(12.0)

Other income (expense)	(21.7)	(66.9)	(68)%	34.4	(161.7)	NM

Income before income taxes	1,730.8	1,619.3	7%	5,278.6	4,875.4	8%
Income taxes	389.4	307.5	27%	1,272.7	1,023.8	24%

Net income	$1,341.4	$1,311.8	2%	$4,005.9	$3,851.6	4%

Earnings per share – basic and diluted	$1.21	$1.20	1%	$3.63	$3.51	3%

Dividends paid per share	$.49	$.49	0%	$1.47	$1.47	0%

Weighted-average shares outstanding (thousands) – basic	1,105,173	1,097,673		1,104,265	1,097,352
Weighted-average shares outstanding (thousands) – diluted	1,105,198	1,097,700		1,104,290	1,097,382

NM – not meaningful
(a)	The third-quarter 2010 financial statements have been adjusted to eliminate restructuring charges of $59.5 million (pretax), or $0.03 (after-tax). The year-to-date 2010 financial statements have been adjusted to eliminate total restructuring charges of $113.0 million (pretax), or $0.07 (after-tax). These charges are primarily related to severance costs from previously announced strategic actions that the company is taking to reduce its cost structure and global workforce. In addition, the year-to-date 2010 financial statements have been adjusted to eliminate a charge of $50.0 million (pretax), or $0.03 per share (after-tax), for acquired in-process research and development associated with the in-licensing agreement with Acrux Ltd.

(b)	The third quarter 2009 financial statements have been adjusted to eliminate a $424.8 million (pretax), or $0.26 (after-tax), restructuring charge primarily related to the sale of Tippecanoe Laboratories, as well as a special pretax charge of $125.0 million, or $0.07 per share (after-tax), in connection with several states’ litigation claims involving Zyprexa. In addition, the year-to-date 2009 financial statements have been adjusted to eliminate a pretax charge of $105.0 million, or $0.06 (after-tax), in connection with several states’ litigation claims involving Zyprexa.